Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Second Quarter Results, Updates Financial Guidance

TEANECK, N.J., February 5, 2025 (Business Wire) – Phibro Animal Health Corporation (Nasdaq: PAHC) (“Phibro” or the “Company”) today announced financial results for its second quarter ended December 31, 2024, and its updated financial guidance for the year ending June 30, 2025.

Highlights for the three months ended December 31, 2024 (compared to the three months ended December 31, 2023)

-Net sales of $309.3 million, an increase of $59.3 million, or 24%
-Net income of $3.2 million, an increase of $1.9 million
-Diluted earnings per share of $0.08, an increase of $0.05
-Adjusted EBITDA of $48.2 million, an increase of $18.7 million, or 64%
-Adjusted net income of $21.9 million, an increase of $8.5 million, or 63%
-Adjusted diluted EPS of $0.54, an increase of $0.21, or 64%

We have updated our fiscal year 2025 guidance, which includes:

-Net sales of $1.25 billion to $1.30 billion
-Adjusted EBITDA of $172 million to $180 million

COMMENTARY

“Phibro has achieved exceptional results this quarter, fueled by robust demand in our Animal Health segment and the successful integration of the Zoetis Medicated Feed Additive (MFA) portfolio,” stated Jack Bendheim, President and Chief Executive Officer. “Our impressive 24% revenue growth and notable enhancement in profitability underscore the strength of our diverse product offerings, our commitment to operational excellence across all segments, and our dedication to delivering essential solutions to customers worldwide.”

Jack added, “The momentum we've established positions us favorably for the remainder of fiscal 2025 and beyond. We are optimistic about our capability to foster sustainable growth and create value through our Phibro Forward initiative, strategic investments in innovation, targeted portfolio expansion, and disciplined financial management. With our updated financial guidance, we reaffirm our commitment to strong performance and enhancing shareholder value. We are excited to include the new MFA portfolio in our guidance, which reflects our confidence in a seamless integration and strong performance alongside improving profitability in our legacy business.”

QUARTERLY RESULTS

Net sales

Net sales of $309.3 million for the three months ended December 31, 2024, increased $59.3 million, or 24%, as compared to the three months ended December 31, 2023. Animal Health increased $56.3 million, while Mineral Nutrition and Performance Products increased $1.9 million and $1.1 million, respectively.

Animal Health

Net sales of $229.4 million for the three months ended December 31, 2024, increased $56.3 million, or 33%. Net sales of MFAs and other increased $48.4 million, or 47%, due to incremental revenues of $36.7 million from sales of products from the Zoetis MFA portfolio acquired on October 31, 2024 and increased demand for our MFA products in international regions and for our processing aids used in the ethanol fermentation industry.

Net sales of nutritional specialty products increased $4.5 million, or 11%, primarily due to increased domestic dairy demand and higher sales of microbial and companion animal products.

Net sales of vaccines increased $3.4 million, or 12%, primarily due to continued growth of poultry products in Latin America, plus an increase in international demand.

Mineral Nutrition

Net sales of $63.3 million for the three months ended December 31, 2024, increased $1.9 million, or 3%, due to an increase in demand for copper and trace minerals.

Performance Products

Net sales of $16.6 million for the three months ended December 31, 2024, increased $1.1 million, or 7%, as a result of higher demand for the ingredients used in personal care products.

Gross profit

Gross profit of $101.9 million for the three months ended December 31, 2024, increased $23.3 million, or 30%, as compared to the three months ended December 31, 2023. Gross margin increased 140 basis points to 32.9% of net sales for the three months ended December 31, 2024, as compared to 31.5% for the three months ended December 31, 2023. The comparison to the prior year includes a net increase of $1.3 million for acquisition-related cost of goods sold related to purchase accounting adjustments for acquisitions. Excluding this purchase accounting item, gross profit increased $24.6 million, or 31%, and increased 200 basis points to 33.5% of net sales due to increased sales, an increase in average selling prices, and the favorable impact of foreign currency exchange rates.

Animal Health gross profit increased $20.8 million, primarily driven by higher sales volume, higher average selling prices, and the favorable impact of foreign currency exchange rates. Mineral Nutrition gross profit increased $2.5 million, driven by higher average selling prices. Performance Products gross profit increased by $1.3 million, driven by increased sales volumes.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $76.3 million for the three months ended December 31, 2024, increased $13.4 million, or 21%, as compared to the three months ended December 31, 2023. SG&A for the three months ended December 31, 2024, included $8.8 million for acquisition-related costs, $1.7 million of costs associated with Phibro Forward income growth initiatives, and $0.2 million of stock-based compensation expense, partially offset by $1.3 million related to an insurance settlement gain. SG&A for the three months ended December 31, 2023 included a $4.2 million cost for an unfavorable litigation result related to Brazil employment taxes paid from January 2013 through December 2015, an additional $0.2 million true-up to the pension settlement cost and $0.1 million of stock-based compensation expense. Excluding these items, SG&A increased $8.5 million.

Animal Health SG&A increased $4.9 million, primarily due to an increase in employee-related costs due in part to the incremental headcount added as part of the Acquisition. Mineral Nutrition and Performance Products SG&A was comparable to the prior year. Corporate costs increased by $3.4 million, due to an increase in employee-related costs and professional fees.

Interest expense, net

Interest expense, net of $9.0 million for the three months ended December 31, 2024, increased by $4.3 million, as compared to the three months ended December 31, 2023, due to the higher debt levels associated with the financing of the Acquisition.

Foreign currency losses, net

Foreign currency losses, net for the three months ended December 31, 2024, were $11.7 million, as compared to $7.5 million of net losses for the three months ended December 31, 2023. Current period losses were driven by fluctuations in certain currencies related to the U.S. dollar, most prominently, in the Brazil Real. Prior year period losses were driven in large part by a major currency devaluation in Argentina.

Provision for income taxes

The provision for income taxes was $1.7 million and $2.3 million for the three months ended December 31, 2024 and 2023, respectively. The effective income tax rates were 34.2% and 64.3% for the three months ended December 31, 2024 and 2023, respectively. The effective income tax rate for the three months ended December 31, 2024 decreased primarily due to higher pretax earnings and higher forecasted annual pretax earnings than the three months ended December 31, 2023, which reduced the impact of certain items such as Global Intangible Low-Taxed Income. The provision for income taxes for the three months ended December 31, 2024 included (i) exchange rate losses, (ii) changes in uncertain tax positions related to prior years and (iii) acquisition-related costs. The provision for income taxes for the three months ended December 31, 2023, included various items including (i) exchange rate losses, (ii) the release of certain valuation allowances and (iii) changes in uncertain tax positions related to prior years. Excluding the impact of these items, the effective income tax rate was 26.4% and 26.7% for the three months ended December 31, 2024 and 2023, respectively.

Net income

Net income of $3.2 million for the three months ended December 31, 2024, increased $1.9 million, as compared to net income of $1.3 million for the three months ended December 31, 2023. Operating income increased $9.8 million, driven by favorable gross profit, partially offset by higher SG&A. Gross profit increased primarily as a result of higher sales in the Animal Health segment, driven in part by incremental revenues associated with sales from the Zoetis MFA portfolio acquired on October 31, 2024. SG&A increased by $13.4 million, which included $8.8 million for acquisition-related costs and $1.7 million of costs associated with Phibro Forward income growth initiatives. Interest expense, net increased $4.3 million due to higher debt levels, due in part to the financing of the Acquisition. Foreign currency losses, net increased by $4.2 million. Income tax expense decreased by $0.6 million.

Adjusted EBITDA

Adjusted EBITDA of $48.2 million for the three months ended December 31, 2024, increased $18.7 million, or 64%, as compared to the three months ended December 31, 2023. Animal Health Adjusted EBITDA increased $18.9 million due to higher sales and gross profit, partially offset by increased SG&A. Mineral Nutrition Adjusted EBITDA increased $2.2 million, due to higher sales and gross profit. Performance Products Adjusted EBITDA increased $1.1 million due to higher sales and gross profit. Corporate expenses increased $3.4 million due to higher employee-related costs.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended December 31, 2024 and 2023, were 26.4% and 26.7%, respectively.

Adjusted net income

Adjusted net income of $21.9 million for the three months ended December 31, 2024 increased $8.5 million as compared to the prior year period. The increase was driven by higher gross profit, partially offset by higher SG&A expenses and higher interest expense. The higher gross profit resulted from higher sales. SG&A expenses increased due to higher employee-related costs. Interest expense increased due to higher debt levels, due in part to the financing of the Acquisition.

Adjusted diluted earnings per share

Adjusted diluted earnings per share was $0.54 for the quarter, an increase of $0.21, as compared to the adjusted diluted earnings per share in the prior year period.

BALANCE SHEET AND CASH FLOWS

●	Free cash flow was $15.3 million for the twelve months ended December 31, 2024 (Free cash flow equals cash flow from operating activities less capital expenditures).
●	3.1x(1) gross leverage ratio as of December 31, 2024
-$760.3 million total debt
-$241.9 million(1) Adjusted EBITDA for the twelve months ended December 31, 2024
●	Cash and short-term investments of $67.1 million as of December 31, 2024

FISCAL YEAR 2025 FINANCIAL GUIDANCE

Our updated fiscal year 2025 financial guidance is as shown below. Year-over-year percentages are calculated using the midpoint of the guidance ranges.

●	Net sales of $1.25 billion to $1.30 billion, 25% growth
●	Net income of $39 million to $45 million
●	Diluted EPS of $0.96 to $1.11
●	Adjusted EBITDA of $172 million to $180 million, 58% growth
●	Adjusted net income of $76 million to $82 million, 63% growth
●	Adjusted diluted EPS of $1.87 to $2.01, 63% growth
●	Adjusted effective tax rate of ~25%

Guidance for GAAP measures assumes no additional foreign exchange (gains) losses for the year ending June 30, 2025.

(1) – Includes Adjusted EBITDA for the ten months ended October 31, 2024 from the Zoetis Medicated Feed Additive portfolio, certain water-soluble products and related assets from Zoetis, Inc acquired on October 31, 2024.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, February 6, 2025
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties, including with respect to any future debt and leverage levels. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

We are not providing a reconciliation of forward-looking guidance of non-GAAP financial measures to the most directly comparable GAAP financial measures because of the uncertainty regarding, and the potential variability of, certain of the items required for a reconciliation; accordingly, a reconciliation of the non-GAAP financial measure to the corresponding GAAP financial measure is not available without unreasonable effort. These items are uncertain, depend on various factors and may have a material impact on our future GAAP results.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Six Months
For the Periods Ended December 31	2024	2023	Change		2024	2023	Change

	(in millions, except per share amounts and percentages)
Net sales	$309.3	$249.9	$59.3	24%	$569.7	$481.3	$88.4	18%
Cost of goods sold	207.4	171.3	36.1	21%	384.3	335.0	49.4	15%
Gross profit	101.9	78.6	23.3	30%	185.4	146.3	39.0	27%
Selling, general and administrative expenses	76.3	62.9	13.4	21%	142.1	131.4	10.8	8%
Operating income	25.5	15.7	9.8	63%	43.2	15.0	28.3	*
Interest expense, net	9.0	4.7	4.3	93%	16.6	9.2	7.4	80%
Foreign currency losses, net	11.7	7.5	4.2	56%	12.1	14.2	(2.0)	(14)%
Income (loss) before income taxes	4.8	3.6	1.3	36%	14.5	(8.4)	22.9	*
Provision (benefit) for income taxes	1.7	2.3	(0.6)	(28)%	4.3	(1.7)	6.0	*
Net income (loss)	$3.2	$1.3	$1.9	*	$10.2	$(6.7)	$16.9	*

Net income (loss) per share
basic	$0.08	$0.03	$0.05	*	$0.25	$(0.17)	$0.42	*
diluted	$0.08	$0.03	$0.05	*	$0.25	$(0.17)	$0.42	*

Weighted average common shares outstanding
basic	40.5	40.5			40.5	40.5
diluted	40.7	40.5			40.6	40.5

Ratio to net sales
Gross profit	32.9%	31.5%			32.5%	30.4%
Selling, general and administrative expenses	24.7%	25.2%			24.9%	27.3%
Operating income	8.3%	6.3%			7.6%	3.1%
Income (loss) before income taxes	1.6%	1.4%			2.5%	(1.7)%
Net income (loss)	1.0%	0.5%			1.8%	(1.4)%
Effective tax rate	34.2%	64.3%			29.7%	19.9%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Six Months
For the Periods Ended December 31	2024	2023	Change		2024	2023	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$150.3	$101.9	$48.4	47%	$258.2	$196.0	$62.1	32%
Nutritional specialties	45.9	41.4	4.5	11%	88.6	81.6	6.9	8%
Vaccines	33.2	29.7	3.4	12%	65.2	55.9	9.3	17%
Animal Health	229.4	173.1	56.3	33%	411.9	333.6	78.3	23%
Mineral Nutrition	63.3	61.3	1.9	3%	122.3	117.4	4.9	4%
Performance Products	16.6	15.5	1.1	7%	35.4	30.3	5.2	17%
Total	$309.3	$249.9	$59.3	24%	$569.7	$481.3	$88.4	18%

Adjusted EBITDA
Animal Health	$58.2	$39.3	$18.9	48%	$98.6	$67.8	$30.8	45%
Mineral Nutrition	5.7	3.5	2.2	63%	9.5	6.4	3.1	48%
Performance Products	1.9	0.8	1.1	*	4.2	2.2	2.0	88%
Corporate	(17.6)	(14.2)	(3.4)	(24)%	(33.4)	(28.3)	(5.1)	(18)%
Total	$48.2	$29.5	$18.7	64%	$78.8	$48.1	$30.7	64%

Ratio to segment net sales
Animal Health	25.4%	22.7%			23.9%	20.3%
Mineral Nutrition	9.0%	5.7%			7.7%	5.4%
Performance Products	11.4%	5.3%			11.8%	7.4%
Corporate (1)	(5.7)%	(5.7)%			(5.9)%	(5.9)%
Total (1)	15.6%	11.8%			13.8%	10.0%

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$3.2	$1.3	$1.9	*	$10.2	$(6.7)	$16.9	*
Interest expense, net	9.0	4.7	4.3	93%	16.6	9.2	7.4	80%
Provision (benefit) for income taxes	1.7	2.3	(0.6)	(28)%	4.3	(1.7)	6.0	*
Depreciation and amortization	11.6	8.9	2.7	30%	20.6	17.8	2.8	16%
EBITDA	25.4	17.1	8.3	48%	51.7	18.6	33.1	*
Acquisition-related cost of goods sold	1.6	0.3	1.3	*	1.6	0.3	1.3	*
Acquisition-related other	8.8	—	8.8	*	12.2	—	12.2	*
Phibro Forward income growth initiatives(2)	1.7	—	1.7	*	2.0	—	2.0	*
Stock-based compensation expense	0.2	0.1	0.1	*	0.4	0.2	0.2	*
Pension settlement cost	—	0.2	(0.2)	*	—	10.7	(10.7)	*
Brazil employment taxes	—	4.2	(4.2)	*	—	4.2	(4.2)	*
Insurance settlement gain	(1.3)	—	(1.3)	*	(1.3)	—	(1.3)	*
Foreign currency losses, net	11.7	7.5	4.2	56%	12.1	14.2	(2.0)	(14)%
Adjusted EBITDA	$48.2	$29.5	$18.7	64%	$78.8	$48.1	$30.7	64%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)	Reflects ratio to total net sales
(2)	Phibro Forward is a company-wide initiative focused on unlocking additional areas of revenue growth and cost savings.

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Six Months
For the Periods Ended December 31	2024	2023	Change		2024	2023	Change

	(in millions, except per share amounts and percentages)
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income
Net income (loss)	$3.2	$1.3	$1.9	*	$10.2	$(6.7)	$16.9	*
Acquisition-related intangible amortization (1)	1.6	1.7	(0.1)	(6)%	3.2	3.3	(0.1)	(3)%
Acquisition-related intangible amortization (2)	0.6	0.8	(0.2)	(27)%	1.2	1.6	(0.4)	(24)%
Acquisition-related cost of goods sold (1)	1.6	0.3	1.3	*	1.6	0.3	1.3	*
Acquisition-related transaction costs (2)	8.8	—	8.8	*	12.2	—	12.2	*
Pension settlement cost (2)	—	0.2	(0.2)	*	—	10.7	(10.7)	*
Brazil employment taxes (2)	—	4.2	(4.2)	*	—	4.2	(4.2)	*
Insurance settlement gain (2)	(1.3)	—	(1.3)	*	(1.3)	—	(1.3)	*
Stock-based compensation expense (2)	0.2	0.1	0.1	*	0.4	0.2	0.2	*
Phibro Forward income growth initiatives (2)	1.7	—	1.7	*	2.0	—	2.0	*
Refinancing expense (3)	—	—	—	*	2.0	—	2.0	*
Foreign currency losses, net (4)	11.7	7.5	4.2	56%	12.1	14.2	(2.0)	(14)%
Adjustments to income taxes (5)	(6.2)	(2.6)	3.6	*	(7.7)	(8.7)	(1.0)	(11)%
Adjusted net income	$21.9	$13.5	$8.5	63%	$36.0	$19.0	$17.0	89%

Statement of Operations Line Items - adjusted
Adjusted cost of goods sold (1)	$204.2	$169.3	$34.8	21%	$379.5	$331.3	$48.2	15%
Adjusted gross profit	105.1	80.6	24.5	30%	190.2	150.0	40.2	27%
Adjusted selling, general and administrative (2)	66.3	57.6	8.7	15%	127.5	114.8	12.8	11%
Adjusted interest expense, net (3)	9.0	4.7	4.3	93%	14.7	9.2	5.5	59%
Adjusted income before income taxes	29.8	18.4	11.4	62%	48.0	26.0	22.0	85%
Adjusted provision for income taxes (5)	7.8	4.9	2.9	60%	12.0	7.0	5.0	71%
Adjusted net income	$21.9	$13.5	$8.5	63%	$36.0	$19.0	$17.0	89%

Adjusted net income per share
diluted	$0.54	$0.33	$0.21	64%	$0.89	$0.47	$0.42	89%

Weighted average common shares outstanding
diluted	40.7	40.5			40.6	40.5

Ratio to net sales
Adjusted gross profit	34.0%	32.2%			33.4%	31.2%
Adjusted selling, general and administrative	21.4%	23.0%			22.4%	23.8%
Adjusted income before income taxes	9.6%	7.3%			8.4%	5.4%
Adjusted net income	7.1%	5.4%			6.3%	3.9%
Adjusted effective tax rate	26.4%	26.7%			25.0%	27.0%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)	Adjusted cost of goods sold excludes acquisition-related intangible amortization and acquisition-related cost of goods sold.
(2)

Adjusted selling, general and administrative excludes acquisition-related intangible amortization, acquisition-related transaction costs, pension settlement cost, Brazil employment taxes, an insurance settlement gain, stock-based compensation and costs associated with Phibro Forward income growth initiatives.

(3)	Refinancing expense includes third-party costs and the write-off of unamortized debt issuance costs related to the refinancing of the Company’s credit facility in July 2024.
(4)	Foreign currency losses, net, are excluded from adjusted net income.

(5) Adjusted provision for income taxes excludes the income tax effect of pre-tax income (loss) adjustments and certain income tax items.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Glenn C. David

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com